UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 28, 2016

AV Homes, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-07395	23-1739078
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8601 N. Scottsdale Rd. Suite 225 Scottsdale, Arizona		85253
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (480) 214-7400

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On July 28, 2016, AV Homes, Inc. (the “Company”) and certain of its subsidiaries entered into an omnibus amendment (the “Amendment”) to its senior revolving credit facility with JPMorgan Chase Bank, N.A., as agent, a lender and a letter of credit issuer and the other lenders from time to time party thereto, which amends the Company’s (i) existing Credit Agreement dated as of April 7, 2014 (as amended, restated, supplemented or otherwise modified prior to the date of the Amendment, the “Existing Credit Agreement”; the Existing Credit Agreement as amended by the Amendment is referred to herein as the “Credit Agreement”) and (ii) existing Guarantee and Collateral Agreement, dated as of April 7, 2014 (as amended, restated, supplemented or otherwise modified, the “Security Agreement”), made by the Company and certain of its subsidiaries in favor of JPMorgan Chase Bank, N.A., as collateral agent.

From the period beginning on July 28, 2016 and ending on June 5, 2017, the Amendment increases the committed amount available under the Credit Agreement to $165.0 million. On June 6, 2017 the total committed amount available under the Credit Agreement will be $150.0 million (the “Extended Commitments”). The Extended Commitments will expire on July 28, 2019 and any loans outstanding on such date will mature and be payable on such date. The Credit Agreement includes an “accordion” feature that allows the Company, with the consent of the lenders, to increase the aggregate amount to $200.0 million (up from $175.0 million under the Existing Credit Agreement).

The Amendment reduces the committed amount available under the letter of credit sub-facility to $50.0 million.

Consistent with the Existing Credit Agreement, the maximum amount available under the Credit Agreement is limited to 100% of cash maintained in a borrowing base account and escrowed deposits and funds payable to the Company following the sale of real property, plus the following, subject to certain limitations:

•	85% of the appraised value of the Company’s real property that is under contract or under construction and is or is planned to be single-family residential housing units or model homes; plus

•	65% of the appraised value of the Company’s finished lots and lots under development; plus

•	50% of the appraised value of the Company’s entitled lands that are not finished lots or lots under development.

To be included in this borrowing base, the real property must be owned by the Company or one of the Company’s subsidiaries that guaranties the senior credit facility and it must be appraised, pledged as collateral and meet certain other criteria.

Consistent with the Existing Credit Agreement, interest will be payable on revolving credit borrowings at variable rates determined by the applicable LIBOR plus 3.25% or the prime rate plus 2.25%, at the Company’s election. The Company pays quarterly fees of 0.50% per annum on the unused portion of the senior credit facility to the lenders, 0.125% per annum on the aggregate undrawn amount of each letter of credit to the issuer of such letter of credit, and 3.25% per annum on the aggregate undrawn amount of all letters of credit to the lenders.

The Company may prepay the senior credit facility or reduce the commitments thereunder at the Company’s option, without any prepayment fee or penalty.

Consistent with the Existing Credit Agreement, the senior credit facility is secured by substantially all of the Company’s assets, other than the assets of its subsidiaries that do not guaranty the senior credit facility. As of July 28, 2016, the following subsidiaries guaranteed the senior credit facility: Avatar Properties Inc., AVH Bethpage, LLC, AVH Carolinas, LLC, AVH EM, LLC, AV Homes of Arizona, LLC, Bonterra Builders, LLC, JCH Group LLC, Royal Oak Homes, LLC and Vitalia at Tradition, LLC. The Company has the option to add or remove guarantors from time to time, subject to certain limitations. The senior credit facility is also secured by all of the capital stock of the subsidiaries owned directly by the Company and the guarantors.

The Credit Agreement contains certain restrictions and covenants, which, among other things, restrict the Company’s ability to acquire or merge with another entity, make investments, loans or guarantees, incur additional indebtedness, create liens or other encumbrances, or pay cash dividends or make other distributions.

The Credit Agreement also requires that the Company comply with the following financial covenants as of the end of each fiscal quarter:

•	the Company’s leverage ratio may not exceed 60%;

•	if the Company’s interest coverage ratio is less than 1.50 to 1.00, the Company must deposit to an interest reserve account an amount equal to the interest the Company has incurred on all indebtedness during the prior 12 months; and

•	the Company’s consolidated tangible net worth, excluding the tangible net worth of the Company’s subsidiaries that do not guaranty the senior credit facility, must be at least $228,881,000 plus 50% of the Company’s cumulative consolidated net income since December 31, 2015 plus 50% of the net proceeds of any equity offerings.

Certain of the lenders and their affiliates have performed and may in the future perform various commercial banking, investment banking and other financial advisory services for the Company for which they have received and will receive customary fees and expenses.

The foregoing description of the Company’s senior revolving credit facility is qualified in its entirety by reference to the full text of the senior credit facility that is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Omnibus Amendment to Credit Agreement and Guarantee and Collateral Agreement among AV Homes, Inc., the several lenders from time to time parties thereto, and JPMorgan Chase Bank, N.A., dated as of July 28, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AV Homes, Inc.

Date: July 28, 2016	By:	/s/ Roger A. Cregg
	Name:	Roger A. Cregg
	Title:	President and Chief Executive Officer
(Principal Executive Officer)

Exhibit Index

Exhibit No.	Description

10.1	Omnibus Amendment to Credit Agreement and Guarantee and Collateral Agreement among AV Homes, Inc., the several lenders from time to time parties thereto, and JPMorgan Chase Bank, N.A., dated as of July 28, 2016.